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DENNY’S CORPORATION ANNOUNCES AGREEMENT TO SELL THE MAJORITY OF ITS FRANCHISEE-OPERATED PROPERTIES
--Company Expects to Reduce Debt and Strengthen Balance Sheet--

SPARTANBURG, S.C., September 12, 2006 - Denny’s Corporation (Nasdaq: DENN) today announced an agreement to sell the majority of its company-owned, franchisee-operated restaurant properties. This agreement represents significant progress towards Denny’s previously announced strategic initiative to reduce debt and strengthen its balance sheet. Consistent with the requirements of Denny’s credit agreement, the proceeds of these asset sales will be applied to reduce the outstanding balance on Denny’s $219 million first lien term loan.

Denny’s has entered into an agreement to sell 66 franchisee-operated restaurant properties to National Retail Properties, Inc. (NYSE:NNN), a real estate investment trust, for gross proceeds of approximately $67 million. The transaction is expected to close within 30 days and is subject to customary closing conditions.

Nelson J. Marchioli, President and Chief Executive Officer, said, “We are very pleased with the progress we have made on our initiative to unlock additional value through the sale of real estate assets. After the closing of this transaction we will have sold 80 properties this year for gross proceeds of approximately $81 million. These proceeds should allow us to meaningfully reduce our debt, thereby strengthening our balance sheet.”

Mr. Marchioli continued, “As one of our key action points in 2006, we believe debt reduction is a particularly effective way to enhance value for our shareholders. This process represents a significant milestone in our long-term financial strategy and will result in Denny’s strongest financial position in many years.”

Denny’s expects this sale to generate after-tax proceeds of approximately $65 million and result in a gain on sale of assets of approximately $38 million. After applying the net proceeds to reduce its debt, Denny’s expects annual net income to increase by approximately $1 million as reductions in interest expense and depreciation offset the loss of rental income.

After completing this transaction, Denny’s will have 13 franchisee-operated properties remaining for sale. It is expected to take up to twelve months to complete these sales. At this time, Denny’s has no plans to sell company-operated restaurant properties other than in conjunction with the sale of a restaurant to a franchisee.

Denny’s is America’s largest full-service family restaurant chain, consisting of 540 company-owned units and 1,025 franchised and licensed units, with operations in the United States, Canada, Costa Rica, Guam, Mexico, New Zealand and Puerto Rico. For further information on Denny’s, including news releases, links to SEC filings and other financial information, please visit our website at www.dennys.com.

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release. In addition, certain matters discussed in this release may constitute forward-looking statements. These forward-looking statements involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements. Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, and “hopes”, variations of such words and similar expressions are intended to identify such forward-looking statements. Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events. Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others: the competitive pressures from within the restaurant industry; the level of success of the Company’s operating initiatives, advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports, including but not limited to the discussion in Management’s Discussion and Analysis and the risk factors identified in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 28, 2005 (and in the Company’s subsequent quarterly reports on form 10-Q).